                                                                  Exhibit (b)(1)


CONFIDENTIAL




September  26, 2001
Temple-Inland Inc.
1300 S. Mopac Expressway
Austin, TX 78746

Attention:  Randall D. Levy, Chief Financial Officer
            David W. Turpin, Treasurer

                     $900,000,000 364-DAY TERM LOAN FACILITY

                                COMMITMENT LETTER

Ladies and Gentlemen:

Citibank, N.A. ("Citibank") is pleased to inform Temple-Inland Inc. (the "Company") of Citibank's commitment to provide the Company with the entire amount of the 364-day term loan facility for an aggregate principal amount of up to $900,000,000 (the "Facility") and to act as Administrative Agent for the Facility, subject to the terms and conditions of this letter and the summary of Terms and Conditions set forth in Annex 1 hereto (collectively, and together with the Fee Letter referred to below, the "Commitment Letter"). Capitalized terms not otherwise defined herein shall have the meanings assigned to them in Annex 1. The proceeds of the Facility will be used solely (i) to fund the acquisition of the Target via a tender offer for all the outstanding equity interests of the Target (the "Acquisition") to be made pursuant to an Agreement and Plan of Merger among the Company, the Target and Merger Sub, (ii) to fund the acquisition of certain debt of the Target pursuant to a debt tender offer,
(iii) to repay certain of the Target's existing bank debt and other existing debt and (iv) to pay certain acquisition-related fees and expenses, each as more fully described in Annex 1.

SECTION 1. CONDITIONS PRECEDENT. Citibank's commitment hereunder is subject to:
(i) the preparation, execution and delivery of mutually acceptable definitive loan documentation (the "Operative Documents"); (ii) our completion of, and satisfaction in all respects with, our due diligence investigation of the business, condition (financial or otherwise), operations, performance, properties, prospects and material contracts of the Company and the Company and its subsidiaries, taken as a whole, and the Target and its subsidiaries, taken as a whole; (iii) the absence of (A) any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company or the Company and its subsidiaries, taken as a whole, or any of its operating subsidiaries or the Target and its subsidiaries, taken as a whole, since December 31, 2000, and (B) any circumstance, change or condition in the loan syndication, financial, banking or capital markets generally that, in the judgment of Salomon Smith Barney Inc. ("SSBI", and together with Citibank, "Citi/SSBI"), would materially impair the syndication of the Facility; (iv) the recommendation of the Acquisition by the Target's board of directors; (v) the Company's long-term senior unsecured debt rating being no lower than BBB- and Baa3 by Standard & Poor's and Moody's, respectively; (vi) the accuracy and completeness in all material respects of all representations made by the Company to Citibank and all information that the Company furnishes to Citibank; (vii) the Company's compliance with the terms of this Commitment Letter; (viii) the payment in full of all fees, expenses and other amounts payable under this Commitment Letter; (ix) Citi/SSBI having received evidence reasonably satisfactory to it that all conditions to the purchase of Target Debt shall have been satisfied without giving effect to any waiver or amendment thereof not approved by the Lenders, and, in any event, the Company having received acceptances for payment of a sufficient amount of the Target Debt pursuant to the Debt Tender to permit Merger Sub to amend the Target Debt covenants without the vote of any other holders of the Target Debt; and (x) Citi/SSBI having received evidence reasonably satisfactory to it that all conditions to the purchase of Shares pursuant to the Equity Tender shall have been satisfied without giving effect to any waiver or amendment thereof not approved by the Lenders, and, in any event, the Company having received acceptances for purchase of no less than 2/3 of the Shares.

SECTION 2. COMMITMENT TERMINATION. Citibank's commitment hereunder will terminate on the earlier of (a) the date the Operative Documents become effective and (b) December 28, 2001. Before such date, Citibank may terminate its commitment hereunder if any event occurs or information becomes available that, in its reasonable judgment, results or is likely to result in the failure to satisfy any condition set forth in Section 1.

SECTION 3. SYNDICATION. After initial funding under the Operative Documents, Citibank reserves the right to syndicate all or a portion of its commitment to one or more other financial institutions identified by SSBI and reasonably acceptable to the Company that will become parties to the Operative Documents pursuant to a syndication to be managed exclusively by SSBI (the financial institutions becoming parties to the Operative Documents being collectively referred to herein as the "Lenders"). SSBI will manage all aspects of the syndication in consultation with the Company, including the timing of all offers to potential Lenders, the determination of the amounts offered to potential Lenders, the acceptance of commitments of the Lenders and the compensation to be provided to the Lenders.

The Company shall take all action as SSBI may reasonably request to assist SSBI in forming a syndicate acceptable to SSBI and the Company. The Company's assistance in forming such a syndicate shall include but not be limited to (i) making senior management and representatives of the Company and the Target available to participate in information meetings with potential Lenders at such times and places as SSBI may reasonably request; (ii) using the Company's best efforts to ensure that the syndication efforts benefit from the Company's and the Target's lending relationships; and (iii) providing SSBI with all information reasonably deemed necessary by it to successfully complete the syndication, which shall include projections and pro forma information.

To ensure an effective syndication of the Facility, the Company agrees that until the earlier of (i) termination of the syndication (as determined by SSBI) or (ii) 150 days after initial funding under Operative Documents, the Company will not, and will not permit any of its affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt security (including any renewals thereof) in the commercial bank market, without the prior written consent of SSBI not to be unreasonably withheld; provided, however, that the foregoing shall not limit the Company's ability to issue commercial paper, other short-term debt under programs currently in place, equity or public debt securities.

Citibank will act as the sole Administrative Agent for the Facility and SSBI will act as Sole Arranger, Book Manager and Syndication Agent. No additional agents, co-agents or arrangers will be appointed, or other titles conferred, without the consent of SSBI and Citibank.

SECTION 4. FEES. In addition to the fees described in Annex I, the Company shall pay the non-refundable fees set forth in that certain letter agreement dated the date hereof (the "Fee Letter") between the Company and Citi/SSBI. The terms of the Fee Letter are an integral part of Citibank's commitment hereunder and constitute part of this Commitment Letter for all purposes hereof.

SECTION 5. INDEMNIFICATION. The Company shall indemnify and hold harmless Citi/SSBI, each Lender and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Commitment Letter or the Operative Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Facility, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

No Indemnified Party shall have any liability (whether in contract, tort or otherwise) to the Company or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) resulting from such Indemnified Party's gross negligence or willful misconduct.

SECTION 6. COSTS AND EXPENSES. The Company shall pay, or reimburse Citi/SSBI on demand for, all reasonable out-of-pocket costs and expenses incurred by Citi/SSBI (whether incurred before or after the date hereof) in connection with the Facility and the preparation, negotiation, execution and delivery of this Commitment Letter, including, without limitation, the reasonable fees and expenses of counsel, regardless of whether any of the transactions contemplated hereby are consummated. The Company shall also pay all costs and expenses of Citi/SSBI (including, without limitation, the reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.

SECTION 7. CONFIDENTIALITY. By accepting delivery of this Commitment Letter, the Company agrees that this Commitment Letter is for the Company's confidential use only and that neither its existence nor the terms hereof will be disclosed by the Company to any person other than the Company's officers, directors, employees, accountants, attorneys and other advisors, and then only on a confidential and "need to know" basis in connection with the transactions contemplated hereby; provided, however, that (i) following its acceptance hereof, the Company may disclose this letter (but not the Fee Letter or the contents thereof) to the Target on a confidential basis in connection with the Acquisition and (ii) the Company may make such other public disclosures of the terms and conditions hereof as the Company is required by law, in the opinion of the Company's counsel, to make (it being understood that this Section 7 shall not apply to this Commitment Letter and the terms hereof to the extent this Commitment Letter and such terms are disclosed in any public filing pursuant to clause (ii) of this Section 7).

SECTION 8. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants that (i) all information that has been or will hereafter be made available to Citi/SSBI, any Lender or any potential Lender by the Company or any of its affiliates or representatives in connection with the transactions contemplated hereby does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (ii) all financial projections that have been or will be prepared by the Company and made available to Citi/SSBI, any Lender or any potential Lender have been or will be prepared in good faith based upon reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the

Company's control and that no assurance can be given that the projections will be realized). The Company agrees to supplement the information and projections from time to time until the Operative Documents become effective so that the representations and warranties contained in this paragraph remain correct.

In accepting this Commitment Letter, you acknowledge that Citi/SSBI is entitled to rely on the accuracy of the information furnished to it by or on behalf of the Company and its affiliates and representatives without responsibility for independent verification thereof.

SECTION 9. NO THIRD PARTY RELIANCE, ETC. The agreements of Citi/SSBI hereunder and of any Lender that issues a commitment to provide financing under the Facility are made solely for the benefit of the Company and may not be relied upon or enforced by any other person. Please note that those matters that are not covered or made clear herein are subject to mutual agreement of the parties. The Company may not assign or delegate any of its rights or obligations hereunder without Citi/SSBI's prior written consent. This Commitment Letter may not be amended or modified except in a written agreement signed by all parties hereto. This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto.

The Company should be aware that Citi/SSBI and/or one or more of its affiliates may be providing financing or other services to parties whose interests may conflict with the Company's interests, including with respect to the transactions contemplated hereby. Consistent with Citi/SSBI's longstanding policy to hold in confidence the affairs of its customers, neither Citi/SSBI nor any of its affiliates will furnish confidential information obtained from the Company to any of Citi/SSBI's other customers. Furthermore, neither Citi/SSBI nor any of its affiliates will make available to the Company confidential information that Citi/SSBI obtained or may obtain from any other customer.

SECTION 10. GOVERNING LAW, ETC. This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York. This Commitment Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of an original executed counterpart of this Commitment Letter. Sections 3 through 8, 10 and 11 hereof shall survive the termination of Citibank's commitment hereunder.

SECTION 11. WAIVER OF JURY TRIAL. Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.

Please indicate the Company's acceptance of the terms hereof by signing the enclosed copy of this Commitment Letter and the Fee Letter and returning them to Robert Danziger, Vice President, Salomon Smith Barney Inc., 390 Greenwich Street, New York, New York 10013 (fax: 212 723-8548 at or before 5:00 pm (New York City time) on September 27, 2001, the time at which Citibank's commitment hereunder (if not so accepted prior thereto) will terminate. If the Company elects to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.

Very truly yours,

SALOMON SMITH BARNEY INC.


By /s/ Stephen R. Sellhausen
  ----------------------------
  Name:  Stephen R. Sellhausen
  Title: Managing Director


CITIBANK, N.A.


By /s/ Stephen R. Sellhausen
  ----------------------------
  Name:  Stephen R. Sellhausen
  Title: Managing Director


ACCEPTED AND AGREED
On September 26, 2001


TEMPLE-INLAND INC.


By /s/ David W. Turpin
  ----------------------
  Name:  David W. Turpin
  Title: Treasurer

CONFIDENTIAL                                                             ANNEX 1


                               TEMPLE-INLAND INC.
                     $900,000,000 364-DAY TERM LOAN FACILITY

                        SUMMARY OF TERMS AND CONDITIONS


BORROWER:                              Temple-Inland Inc. (the "Borrower")

ADMINISTRATIVE AGENT:                  Citibank, N.A. ("Citibank") will serve as
                                       the sole administrative agent (the
                                       "Agent") for a syndicate of financial
                                       institutions (the "Lenders") acceptable
                                       to the Borrower and Citibank and arranged by Arranger (as defined below).

ARRANGER:                              Salomon Smith Barney Inc.

ACQUISITION:                           The Borrower will, through a wholly owned
                                       special purpose subsidiary ("Merger Sub") of Inland Container Corporation I, which is a wholly owned subsidiary of the Borrower, acquire (the "Acquisition") all the outstanding capital stock of a Delaware corporation identified as "Cubs"
                                       (the "Target") pursuant to an agreement
                                       and plan of merger (the "Merger
                                       Agreement") to be entered into by the
                                       Borrower, Merger Sub and the Target.

                                       The Merger Agreement will provide for:

                                       1. (a) tender offers (collectively, the
                                       "Debt Tender") to be made by Inland
                                       Container Corporation I for all
                                       outstanding Senior Notes and Subordinated
                                       Notes of the Target (the "Target Debt")
                                       at an aggregate purchase price separately disclosed to Citibank and (b) a tender offer (the "Equity Tender") to be made by Merger Sub for all the issued and outstanding capital stock of the Target (the "Shares") at a purchase price of approximately $1.80 per Share in cash; and

                                       2. a merger (the "Merger") of Merger Sub and the Target in which, subject to stockholders' dissenter rights, each Share not tendered in the Equity Tender would be converted into a right to receive $1.80 per Share in cash. In connection with the Acquisition, the Target will repay all amounts, subject to limited exceptions to be agreed upon, outstanding under, and terminate the commitments in respect of, the Target's existing bank debt and other existing debt totaling an amount separately disclosed to Citibank.

AMOUNT:                                Up to $900,000,000.

                                                                         ANNEX 1

FACILITY DESCRIPTION:                  $900,000,000 364-Day Term Loan Facility
                                       (the "Facility").

PURPOSE: The proceeds of the Facility will be used solely (a) to pay the cash consideration payable in the Acquisition, (b) to pay the cash consideration payable in the Debt Tender, (c) to repay certain of the Target's existing bank debt and other existing debt and (d) to pay related fees and expenses in connection with the Acquisition and the transactions contemplated hereby.

CURRENCY:                              U.S. Dollars.

AVAILABILITY:                          Loans under the Facility will be
                                       available in not more than seven drawings during the 120-day period beginning on and including the date on which the Acquisition is consummated (the "Closing
                                       Date"). Amounts repaid under the Facility may not be reborrowed.

INTEREST RATES:                        Interest will be payable on the loans
                                       under the Facility at LIBOR (to be
                                       defined) per annum plus the Applicable
                                       Margin as set forth in the pricing and
                                       fee grid on Schedule I hereto.

FACILITY FEE:                          As set forth in the pricing and fee grid
                                       on Schedule I hereto.

                                       A per annum fee calculated on a 360-day
                                       basis payable on each Lender's commitment irrespective of usage and payable quarterly in arrears.

UTILIZATION FEE:                       As set forth in the pricing and fee grid
                                       on Schedule 1 hereto. A per annum fee
                                       calculated on a 360-day basis payable on each Lender's drawn commitments and payable quarterly in arrears.

MATURITY AND REPAYMENT:                The Facility will mature on the date 364
                                       days after the Closing Date (the
                                       "Maturity Date") and full and final
                                       repayment of the Facility shall be due on the Maturity Date.

SECURITY:                              (a) The Facility shall be secured by
                                       first-priority pledges of all the (i)
                                       capital stock of Merger Sub, (ii) capital stock of the Target acquired pursuant to the Equity Tender and (iii) debt securities acquired pursuant to the Debt
                                       Tender.

                                       (b) In addition, up to $250,000,000 of
                                       the Facility shall be secured by a
                                       first-priority lien on certain assets
                                       (the "Specified Assets", and together
                                       with the capital stock and debt
                                       securities referred to in paragraph (a)
                                       above, the "Collateral") of the Borrower or its subsidiaries pursuant to security arrangements satisfactory to the Agent, it being understood that such assets shall be satisfactory to the Agent and shall have an aggregate fair market value of no less than $300,000,000. The amount obligations secured by the Specified Assets shall be reduced on a dollar-for-dollar basis by the amount of any prepayments, whether voluntary or mandatory.

                                                                         ANNEX 1


CONDITIONS PRECEDENT TO CLOSING:       Usual for facilities and transactions of
                                       this type, those specified below and
                                       others to be reasonably specified by
                                       Citibank, including but not limited to:

                                       1.    Execution and delivery of the
                                             Merger Agreement. Citibank shall be
                                             reasonably satisfied with all
                                             material terms and conditions of
                                             the Merger Agreement and all
                                             agreements entered into in
                                             connection therewith and with the
                                             terms of the Equity Tender and the
                                             Debt Tender and with (a) the
                                             corporate and capital structure of
                                             the Borrower and its subsidiaries
                                             after giving effect to the
                                             Acquisition and (b) all legal, tax
                                             and accounting matters relating to
                                             the Acquisition.

                                       2.    Consummation, or consummation
                                             simultaneously with the closing of
                                             the Facility, of the Acquisition in
                                             accordance with applicable laws and
                                             the Merger Agreement. All
                                             conditions to the purchase of the
                                             Target Debt in the Debt Tender
                                             shall have been satisfied and the
                                             Debt Tender shall have been
                                             consummated in accordance with its
                                             terms without giving effect to any
                                             waiver or amendment thereof not
                                             approved by the Lenders, and, in
                                             any event, the Borrower shall have
                                             received acceptances for payment of
                                             a sufficient amount of the Target
                                             Debt pursuant to the Debt Tender to
                                             permit Merger Sub to amend the
                                             Target Debt covenants without the
                                             vote of any other holders of the
                                             Target Debt. All conditions for the
                                             purchase of Shares in the Equity
                                             Tender shall have been satisfied
                                             and the Equity Tender shall have
                                             been consummated in accordance with
                                             its terms without giving effect to
                                             any waiver of amendment thereof not
                                             approved by the Lenders, and, in
                                             any event, the Borrower shall have
                                             received acceptances for purchase
                                             of no less than 2/3 of the Shares.

                                       3.    All requisite governmental
                                             authorities and third parties shall
                                             have approved or consented to the
                                             Acquisition and the other
                                             transactions contemplated hereby to
                                             the extent required. All applicable
                                             appeal periods shall have expired
                                             and there shall be no governmental
                                             or judicial action, actual or
                                             threatened, that has a reasonable
                                             likelihood of restraining,
                                             preventing or imposing burdensome
                                             conditions on the Acquisition or
                                             the other transactions contemplated
                                             hereby.

                                                                         ANNEX 1


                                       4.    Satisfactory completion of due
                                             diligence by Citibank.

                                       5.    Evidence reasonably satisfactory to
                                             Citibank that, after giving effect
                                             to the Acquisition and the other
                                             transactions contemplated hereby,
                                             the Borrower and its subsidiaries
                                             shall have no outstanding
                                             indebtedness or preferred stock
                                             other than (a) the loans under the
                                             Facility, (b) indebtedness of the
                                             Borrower and its subsidiaries
                                             (prior to giving effect to the
                                             Acquisition and the other
                                             transactions contemplated hereby)
                                             that is disclosed in public filings
                                             and (c) other indebtedness to be
                                             agreed upon.

                                       6.    The granting of, in favor of the
                                             Agent for the benefit of the
                                             Lenders, first-priority perfected
                                             security interests in the
                                             Collateral.

                                       7.    Other conditions precedent usual
                                             for facilities and transactions of
                                             this type including but not limited
                                             to delivery of satisfactory legal
                                             opinions; audited financial
                                             statements and other financial
                                             information, including pro forma
                                             financial statements and
                                             projections; accuracy of
                                             representations and warranties;
                                             absence of defaults, prepayment
                                             events or creation of liens under
                                             debt instruments as a result of the
                                             transactions contemplated hereby;
                                             evidence of authority; consents of
                                             all persons; compliance with
                                             applicable laws and regulations
                                             (including ERISA, margin
                                             regulations and environmental
                                             laws); and absence of any material
                                             adverse change in the business,
                                             condition (financial or otherwise),
                                             operations, performance, properties
                                             or prospects of the Borrower or
                                             the Borrower and its subsidiaries,
                                             taken as a whole, or any of its
                                             operating subsidiaries or the
                                             Target and its subsidiaries, taken
                                             as a whole, since December 31,
                                             2000.

VOLUNTARY PREPAYMENTS:                 Voluntary prepayments will be permitted
                                       in whole or in part, at the option of the Borrower, in minimum principal amounts to be agreed upon, without premium or penalty.

MANDATORY PREPAYMENT AND REDUCTION:    Loans under the Facility shall be prepaid
                                       with 100% of the net cash proceeds of (a) issuances of equity securities and debt obligations of the Borrower and its subsidiaries, including the Target and its subsidiaries, subject to limited exceptions to be agreed upon, and (b) all non-ordinary-course asset sales or other dispositions of property of the Borrower and its subsidiaries (including insurance and condemnation proceeds), subject to limited exceptions to be agreed upon.

CONDITIONS TO BORROWING:               Usual for facilities and transactions of
                                       this type, including but not limited to
                                       no defaults, no material adverse change
                                       and accuracy of representations and
                                       warranties in all material respects.

REPRESENTATIONS AND                    Substantially similar to the Borrower's
WARRANTIES:                            existing Credit Agreement dated May
                                       14, 2001 (the "Existing Credit
                                       Agreement"), for the

                                                                         ANNEX 1


                                       Borrower and its subsidiaries including
                                       but not limited to:

                                          1.     financial condition;

                                          2.     no material adverse change;

                                          3.     corporate existence and
                                                 compliance with law;

                                          4.     corporate power, authorization
                                                 and enforceable obligations;

                                          5.     no violation of law or material
                                                 contracts, no requirement for
                                                 creation or imposition of
                                                 Liens;

                                          6.     no material litigation;

                                          7.     no default;

                                          8.     ownership of property free from
                                                 Liens;

                                          9.     taxes;

                                          10.    compliance with ERISA;

                                          11.    environmental matters;

                                          12.    labor matters; and

                                          13.    accuracy of information
                                                 provided.

FINANCIAL COVENANTS:                      1.     Ratio of (a) Consolidated
                                                 EBITDDA (as defined in the
                                                 Existing Credit Agreement) to
                                                 (b) Consolidated Interest
                                                 Expense (as defined in the
                                                 Existing Credit Agreement) for
                                                 any period of four consecutive
                                                 fiscal quarters ending on or
                                                 after the Closing Date, shall
                                                 not be less than 3.0:1.0.

                                          2.     Ratio of (a) Total Funded
                                                 Indebtedness (as defined in the
                                                 Existing Credit Agreement) to
                                                 (b) Total Capitalization (as
                                                 defined in the Existing Credit
                                                 Agreement) for any period
                                                 ending on or after the Closing
                                                 Date shall not be more than
                                                 0.60:1.0.

AFFIRMATIVE COVENANTS:                 Substantially similar to the Existing
                                       Credit Agreement (to be applicable to the Borrower and its subsidiaries) including but not limited to:

                                          1.     delivery of financial
                                                 statements;

                                          2.     delivery of certificates and
                                                 other information;

                                          3.     payment of obligations;

                                          4.     conduct of business and
                                                 maintenance of existence;

                                          5.     maintenance of property and
                                                 insurance;

                                          6.     keeping books and records and
                                                 availability for inspection;

                                          7.     delivery of notices;

                                          8.     compliance with environmental
                                                 laws; and

                                          9.     compliance with laws and
                                                 material contractual
                                                 obligations.

                                                                         ANNEX 1

NEGATIVE COVENANTS:                    Substantially similar to the Existing
                                       Credit Agreement (to be applicable to the Borrower and its subsidiaries) including but not limited to:

                                          1.     limitation on liens;

                                          2.     limitation on sale or
                                                 disposition of assets;

                                          3.     limitation on consolidation and
                                                 mergers;

                                          4.     transactions with affiliates;

                                          5.     use of proceeds;

                                          6.     restrictions on Borrower's
                                                 subsidiaries;

                                          7.     sale/leaseback transactions;

                                          8.     accounting changes; and

                                          9.     incurrence of Subsidiary debt.


EVENTS OF DEFAULT:                     Substantially similar to the Existing
                                       Credit Agreement (to be applicable to the Borrower and its subsidiaries) including but not limited to:

                                          1.     nonpayment of principal or
                                                 interest;

                                          2.     incorrect representation or
                                                 warranty in any material
                                                 respect;

                                          3.     default under any material
                                                 agreement;

                                          4.     violation of covenants;

                                          5.     cross default and cross
                                                 acceleration;

                                          6.     bankruptcy etc;

                                          7.     ERISA;

                                          8.     material judgments; and

                                          9.     change in control.

COST AND YIELD PROTECTION:             Substantially similar to the Existing
                                       Credit Agreement.

ASSIGNMENTS AND PARTICIPATIONS:        Substantially similar to the Existing
                                       Credit Agreement.

EXPENSES AND INDEMNIFICATION:          Substantially similar to the Existing
                                       Credit Agreement.

COUNSEL FOR THE ARRANGER AND THE       Cravath, Swaine & Moore.
AGENT:

GOVERNING LAW AND FORUM:               New York.

                                                                         ANNEX 1


                  SCHEDULE I TO SUMMARY OF TERMS AND CONDITIONS
                               TEMPLE-INLAND, INC.
                     $900,000,000 364-DAY TERM LOAN FACILITY
                              PRICING AND FEE GRID

                                  LEVEL 1                      LEVEL 2                      LEVEL 3
BASIS FOR PRICING OR       LT Senior Unsecured         LT Senior Unsecured          LT Senior Unsecured
FEE                        Debt Rated At Least         Debt Rated Less Than         Debt Rated Less Than
                           A-  By Standard &           Level 1 But At Least         Level 2 But At Least
                           Poor's And  A3 By           BBB+ By Standard &           BBB By Standard &
                           Moody's.                    Poor's And Baa1 By           Poor's And Baa2 By
                                                       Moody's.                     Moody's.
FACILITY FEE (1)                    15.0                         20.0                        25.0
APPLICABLE MARGIN                   47.5                         67.5                        100.0
UTILIZATION FEE                     25.0                         25.0                        25.0
FULLY DRAWN COST(2)                 87.5                        112.5                        150.0


                                    LEVEL 4                      LEVEL 5
BASIS FOR PRICING OR        LT Senior Unsecured         LT Senior Unsecured Debt
FEE                         Debt Rated Less Than        Rated BB+/Ba1 or lower.
                            Level 3 But At Least
                            BBB- By Standard &
                            Poor's And Baa3 By
                            Moody's.
FACILITY FEE (1)                     30.0                         37.5
APPLICABLE MARGIN                    132.5                        175.0
UTILIZATION FEE                      37.5                         37.5
FULLY DRAWN COST(2)                  200.0                        250.0


     (1) Paid quarterly in arrears on each bank's commitment irrespective of usage.
     (2)       Facility Fee plus Applicable Margin plus Utilization Fee.

Amounts in basis points per annum